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                                                                  EXHIBIT 10.32

                               SERVICES AGREEMENT

SERVICES AGREEMENT entered into this 21st day of May, 1996 by and between WAVETECH, INC. ("ITEL") a New Jersey Corporation with offices at 5210 E. Williams Circle, Suite 200, Tucson, Arizona 85711; and Gerald I. Quinn ("Quinn") of 9981 N. Bighorn Butte Drive, Oro Valley, Arizona 85737.

                                  WITNESSETH:
                         between the aforesaid parties

NOW THEREFORE, inconsideration of the mutual promises and undertakings hereinafter provided, the parties hereto agree as follows:

1.   President and CEO of Wavetech, Inc. and Interpretel, Inc.
     -----------------

     ITEL hereby offers Quinn and Quinn hereby accepts effective at the time of Closing, the position of President and CEO upon the terms and conditions hereinafter set forth.

2.   Terms
     -----

     The term of the services rendered by Quinn hereunder will be for a period of Two (2) Years commencing at closing, unless sooner terminated in accordance with the terms and conditions of this Agreement. Thereafter this Agreement will continue at will, terminable with/on 90 days written notice by either party to the other.

3.   Duties
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     3.1  Subject to the direction and supervision of the Board of Directors of
          ITEL ("Board") and to ITEL's By-Laws, the duties of Quinn will include the administration of all operations of Wavetech, Inc. and its subsidiaries.

     3.2 In performing his duties hereunder, Quinn shall use due diligence and all of his skills, expertise, knowledge and contacts for the benefit of ITEL as its Chief Executive Officer. Quinn shall comply with all such instructions as may, from time to time be given to him by the Board, all such explanations, information and assistance as the Board may require, including such reports as are necessary to inform the Board of the current status of ITEL.

     3.3 Quinn agrees, during the term of the Agreement, to devote full time to the business of ITEL.

     3.4 Quinn may accept, subject to confirmation and approval by shareholders of ITEL, a position on the Board of ITEL.

4.   Compensation
     ------------

     4.1 Quinn to be paid an annual salary of $85,000.00 per annum plus be extended and fringe benefits that ITEL extends to its employees, but not limited to Life Insurance, Long Term Disability Insurance and Medical Insurance.

     4.2 Sales Commissions: Attached to this agreement is the former Agreement dated 27th day of October 1995 between ITEL and Quinn. The section Number 4 of the former Agreement, with subsections 4.1, 4.1.1, 4.1.2, 4.2, 4.3 and 4.4 survive at Quinn's option, only to the time that all stock options declared in Section 5 of this Agreement are vested. At that time the former Agreement in its entirety is of no further effect.
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5.   Stock Options and Vesting:
     --------------------------

     5.1 Subject to confirmation of the Board of ITEL, Quinn shall be irrevocably granted stock options to purchase 500,000 shares of ITEL's common stock. This is in addition to the stock options to purchase 300,000 shares of ITEL's common stock as per the former Agreement. Therefore Quinn has stock options to purchase 800,000 shares of ITEL's common stock. The exercise price of such stock options shall be as follows: 300,000 shares exercisable at $1.3875 the closing bid price on the date of exercising the former contract, and 500,000 shares exercisable at the closing bid price per share on the day of execution of this Agreement. The terms of the granted stock options shall be as described in the "Stock Option Agreement."

     5.2 Such stock options shall vest as follows: 300,000 shares on May 31, 1996, 300,000 shares on November 30, 1996 and 200,000 shares on May 31, 1997. If Quinn terminates or is terminated as per this Agreement, the Stock options granted hereunder will immediately cease vesting and the stock options previously vested must be exercised within 60 days of the termination date. Further, all non-vested options are immediately vested under the following conditions: a "change in control" of ITEL; in the event of the permanent disability of Quinn; in the event of the death of Quinn; and in the event of forced retirement of Quinn. Quinn or Quinn's estate is extended 180 days to exercise when non-vested options are vested.

6.   Business Expenses
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     Quinn is authorized to incur and Wavetech, Inc. shall pay and reimburse him for all reasonable and necessary business expenses incurred in the performance of his duties hereunder including expenses for entertainment, travel and other items in accordance with guidelines established from time to time by the Board.

7.   Covenants
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     7.1  During the term of this Agreement, Quinn as a partner or as an individual or joint venture, as an employee or agent of any person, as an officer or director, or shareholder of any corporation, or otherwise agrees not to compete directly or indirectly with ITEL without the written consent of the Board of ITEL.

     7.2 Quinn agrees not to market, or sell any competitive replacement product or service or to compete with the company for one (1) year following the termination or expiration of this Agreement.

8.   Substance Abuse/Alcohol Abuse
     -----------------------------

     Quinn hereby represents and warrants during the term of this Agreement that he will not engage in any ingestion or administering of (or any other form of delivery system that is commonly associated with substance abuse) illegal substances without a doctor's written permission and/or prescription. In addition, Quinn represents that he will not engage in the use of alcohol during business hours that would tend to impair the performance of duties under this Agreement.
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9.   Termination
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     9.1  Quinn's rights hereunder shall terminate upon the occurrence of any of the following events:

          9.1.1     if Quinn voluntarily terminates;

          9.1.2     the death of the Quinn;

          9.1.3 if Quinn is or shall be unable to discharge properly his obligations hereunder through illness, disability or accident for three (3) consecutive months or for a period aggregating six (6) months in any continuous twelve (12) months;

          9.1.4 if Quinn is convicted of a crime of moral turpitude by a court of competent jurisdiction;

          9.1.5 if Quinn is convicted of a felony except to the extent that the charge arises from an act taken at the Board's direction;

          9.1.6 if Quinn is grossly negligent or guilty of willful misconduct in connection with the performance of his duties, which negligence or misconduct, if curable, is not cured within fifteen (15) days of a notice of cure by the Board or the Chairman of the Board.

     9.2 All sales commissions will cease as of the date of termination of Quinn pursuant to any of the paragraphs 9.1.1 through 9.1.6 inclusive.

10.  Key Person Insurance
     --------------------

     Quinn agrees that as long as this Agreement is in force, ITEL may obtain Key Person life insurance on his life in an amount deemed appropriate by the Board of Directors of ITEL. Quinn represents and warrants that he has no knowledge of any conditions which would prevent such Key Person life insurance from being obtained at rates for a healthy male of his age.

11.  Other Matters
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     This Agreement is a personal service contract intended to secure the personal services of Quinn, and Quinn hereby agrees that none of his rights, obligations or duties under this Agreement shall be assigned, subcontracted or any way transferred by his to any other party without prior written consent of ITEL.

12.  Miscellaneous
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     12.1 The Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, or the laws of the State of Incorporation.

     12.2 All notices, requests, demands or other communications from either party hereto to the other pursuant to the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, or upon its mailing by registered or certified mail, return receipt requested or shall be deemed received seven (7) days from mailing thereof, postage prepaid, at such other party's last known address.
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     12.3 If any provisions of the Agreement is invalidated for any reason whatsoever, with the exception of non payment of fees and commissions or non fulfillment of contracted services to clients by ITEL, the Agreement shall remain binding between the parties and in full force and effect except for such invalidated provision.

     12.4 The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, legal representatives and assigns.

     12.5 Except as waived in writing by a party hereto, no action taken pursuant to the Agreement or failure to pursue the enforcement of any right pursuant to the Agreement shall be deemed to constitute a waiver by such party of compliance with any covenants or promises contained herein. The waiver by either party hereto of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach.

     12.6 The Agreement shall extend to and be binding upon Quinn, his heirs and distributes, and upon ITEL, its successors and assigns and also any subsidiary or affiliated corporation.

     12.7 The instrument contains the entire Agreement and understanding of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties, oral or written, relating to the subject matter of the Agreement which are not set forth herein. The Agreement may be modified, amended, changed or discharged only by a writing signed by the party against whom enforcement of any such modification, amendment, change or discharge is sought. The Agreement supersedes all prior agreements and understandings, whether written or oral, regarding the contractual relationship of Quinn with ITEL in any capacity whatsoever.

     12.8 This agreement shall supersede any agreements between the aforesaid parties prior to the date of this agreement.

     12.9 Paragraphs 4.2, 5.1, 5.2 and 6 shall survive the termination of the within Agreement.

IN WITNESS WHEREOF, ITEL has caused the Agreement to be executed by its Board of Directors and Officers hereunto duly authorized and Quinn has hereunto set his hand, all as of the day and year first written above.


ATTEST:                                 WAVETECH, INC.

/s/ Illegible                                    /s/ Terence E. Belsham
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Secretary                               By: Terence E. Belsham, Chairman

                                                /s/ Gerald I. Quinn
                                        --------------------------------------
                                        Gerald I. Quinn, President and CEO